Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-111815 on Form N-1A of our report dated January 24, 2007, relating to the financial statements and financial highlights of BlackRock Commodity Strategies Fund (the “Fund”) (formerly BlackRock Real Investment Fund) and to our report dated January 24, 2007, relating to the financial statements and financial highlights of Master Commodity Strategies Trust (the “Trust”) (formerly Master Real Investment Trust), both appearing in the corresponding Annual Report on Form N-CSR of the Fund and of the Trust for the year ended November 30, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey March 27, 2007